UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

HEWLETT-PACKARD COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Mark V. Hurd Chairman, Chief Executive Officer and President	Hewlett-Packard Company 3000 Hanover Street Palo Alto, CA 94304 www.hp.com

March 7, 2007

Re:                               Annual Meeting of Hewlett-Packard Company Stockholders — March 14, 2007

Proposal No. 3 Relating to Stockholder Nominees for Election to the HP Board

Dear Fellow Stockholder:

Recently we mailed to you proxy materials in connection with our annual stockholder meeting to be held on March 14, 2007.  I am writing to request your support in voting AGAINST Proposal No. 3 relating to stockholder nominees for election to HP’s Board of Directors.

If approved, Proposal No. 3 will amend HP’s Bylaws to permit investors meeting certain criteria (ownership of 3% or more of HP’s common stock continuously for at least two years) to nominate candidates for the HP Board and include those nominees in HP’s proxy materials.

We believe that this proposal is NOT in HP stockholders’ best interests and urge you to vote against it for four important reasons. First, stockholders today may already recommend candidates for HP’s Board. Second, Proposal No. 3 could lead to the election of special interest directors. Third, we believe it will lead to divisive and expensive proxy contests that will discourage qualified directors from serving on HP’s Board.  Fourth, the Securities and Exchange Commission is the appropriate governing body to regulate for all public companies on this issue.

•                  All stockholders already may recommend candidates for HP’s Board.

As noted in our proxy statement, all stockholders may recommend potential director candidates to the HP Board.  HP actively seeks directors who have the highest professional and personal ethics and values, who have broad experience at the policy making level in business, government, education, technology or public service, and who are committed to enhancing stockholder value.  With these qualifications in mind, the Board’s Nominating and Governance Committee considers all properly submitted director recommendations from all stockholders.  The proponents of Proposal No. 3 have not used this existing mechanism to recommend director candidates for consideration by the Board.

•                  Proposal No. 3 could lead to the election of special interest directors.

If approved, Proposal No. 3 could lead to the election of “special interest” directors nominated by stockholders with goals and objectives that may differ markedly from those of other HP stockholders.  In addition, the cumulative voting provisions in HP’s Certificate of Incorporation allow stockholders to aggregate their votes in the election of directors, which makes it easier for a minority stockholder to elect a particular special interest candidate.

•                  Proposal No. 3 will lead to divisive and expensive proxy contests that will discourage qualified directors from serving on HP’s Board.

Allowing certain stockholders to include their director nominees in HP’s proxy materials will enable those stockholders to wage proxy contests at the expense of all stockholders.  This could lead to repeated, costly, distracting and divisive proxy contests, as the Board’s fiduciary duties require that it oppose any unqualified nominees.  In addition, numerous stockholder activists have special interest agendas that could be publicized and promoted at the expense of HP stockholders by nominating a director for the HP Board.  This situation also would discourage qualified directors from serving on the Board.

•                  The SEC is the appropriate forum for establishing regulations for all public companies on this issue.

The SEC has said that it is carefully considering the shareholder access issue to see that “there is one clear rule to protect investors’ interests.”  We believe that the broader issue of proxy access should be resolved by the SEC, which is more qualified than a small group of stockholders to set policy and regulations for public companies.

In summary, HP’s Board is focused on increasing stockholder value and is responsive to all stockholders.  While HP has faced a number of serious and very public challenges over the past year, the HP Board already has acted decisively to address those challenges.  The directors involved have resigned, and we believe that the Board is now functioning effectively.  Throughout this process, HP’s Board and management have remained focused on HP’s core business and increasing stockholder value, as reflected in HP’s strong financial results for 2006 and solid first quarter of 2007.

I therefore urge you to protect the value of your investment in HP by voting your shares AGAINST Proposal No. 3.  Since time is short, we recommend that you vote by telephone or over the Internet following the instructions on your proxy card.   If you have any questions about how to vote your shares, please contact our proxy solicitor, Innisfree M&A Incorporated, toll-free at (877) 750-5838.

We appreciate your time and attention to these matters, which could significantly impact your company.  Thank you for your continued support.

Sincerely,

Mark V. Hurd

Chairman, Chief Executive Officer

and President